Exhibit 11.1

                             ADEPT TECHNOLOGY, INC.
                Statement of Computation of Net Income Per Share
                     (in thousands, except per share data)
                                  (unaudited)





                                          Three months ended   Nine months ended
                                          -------------------  -----------------
                                           March 30, April 1, March 30, April 1,
                                              1996     1995     1996      1995
                                            -------   ------   ------    ------

Net income                                   $1,595   $1,086   $4,457    $2,828
                                             ======   ======   ======    ======

Weighted average common stock outstanding     7,537    5,661    6,769     5,656

Weighted average common stock equivalent        820      651      707       648

Shares related to SAB No. 55, 64, and 83       --         97       32        97
                                            -------   ------   ------    ------

Shares use to compute net income per share    8,357    6,408    7,508     6,401
                                             ======   ======   ======    ======

Net income per common share                  $  .19   $  .17   $  .59    $  .44
                                             ======   ======   ======    ======

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